Stewart Reports Second Quarter 2018 Results

- Title revenues of $471.5 million, an increase of $5.4 million, or 1 percent, compared to the prior year quarter

- Commercial revenues of $55.7 million, an increase of $4.3 million, or 8 percent, compared to the prior year quarter

- Net income attributable to Stewart of $22.4 million, an increase of $3.8 million, or 21 percent, compared to the prior year quarter

HOUSTON, July 18, 2018 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart of $22.4 million ($0.95 per diluted share) for the second quarter 2018, compared to net income attributable to Stewart of $18.6 million ($0.79 per diluted share) for the second quarter 2017. Pretax income before noncontrolling interests for the second quarter 2018 was $31.3 million compared to a pretax income before noncontrolling interests of $33.1 million for the second quarter 2017.

"Stewart delivered a solid second quarter of title revenue growth in the face of tighter residential inventories and rising interest rates," stated Matthew W. Morris, chief executive officer. "Continued commercial strength, home price appreciation and further agency traction helped to offset residential headwinds. While our senior management team has been focusing on the merger process, I want to thank our loyal associates who again produced strong operational results this quarter. Since the merger announcement, we have been focusing on three key areas – meeting our revenue goals, retention of our loyal associates and obtaining regulatory approvals."

Fidelity National Financial (FNF) Update
We announced last quarter that we had begun the regulatory approval process for Stewart's merger with FNF by submitting our preliminary Hart-Scott-Rodino filings to the Federal Trade Commission (FTC) and the Form A filings to the states of Texas and New York, the domiciles of Stewart's two main underwriters. During the second quarter, we received an expected second request for additional information and documentary material from the FTC and are in the process of responding to this request. In addition, we have received approval from a majority of the states with which a Form E was filed and are awaiting approval from the remaining states.

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Total revenues	492.9	485.5	930.1	928.5
Pretax income before noncontrolling interests	31.3	33.1	28.1	39.0
Income tax expense	5.6	11.0	4.3	10.9
Net income attributable to Stewart	22.4	18.6	18.6	22.7
Net income per diluted share attributable to Stewart	0.95	0.79	0.79	0.96

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended June 30,
	2018	2017	Change

Total operating revenues	471.5	466.0	1%
Investment income and other net gains	7.6	4.4	73%
Pretax income	37.7	39.5	(4)%
Pretax margin	7.9%	8.4%

Title operating revenues in the second quarter 2018 increased $5.5 million from the prior year quarter, driven by increased commercial and independent agency revenues, which were partially offset by lower residential direct title revenues. Pretax income declined $1.8 million in the second quarter 2018 compared to the second quarter 2017. The title segment incurred higher employee costs due to increased commissions and additional employee costs from acquisitions, which were partially offset by lower title losses and other operating expenses. Included in the segment's results were $4.0 million of net policy loss reserve reductions resulting from our midyear actuarial reserve review, partially offset by charges to policy loss expenses of $3.9 million related to two ongoing escrow litigation matters, and $1.8 million of net unrealized gains relating to changes in fair value of investments in equity securities (which were previously being recorded to other comprehensive income, but are now included in investment and other net gains due to an adoption of a new accounting standard in 2018).

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended June 30,
	2018	2017	Change

Non-commercial:
Domestic	145.7	153.1	(5)%
International	22.8	27.2	(16)%
Commercial:
Domestic	48.2	46.5	4%
International	7.5	4.9	53%
Total direct title revenues	224.2	231.7	(3)%

Included in the non-commercial domestic revenues were revenues from purchase transactions and centralized title operations (processing primarily refinancing and default title orders) which decreased $1.9 million (1 percent) and $5.5 million (46 percent), respectively, in the second quarter 2018 compared to the prior year quarter due to lower closed orders, primarily on refinancing activities. Total commercial revenues improved 8 percent from the prior year quarter due to our continued focus on delivering quality service and underwriting to our domestic and international commercial customers. Total international title revenues in the second quarter 2018 decreased $1.8 million compared to the prior year quarter as a result of lower volumes, principally from our Canada operations, partially offset by the positive impact of the stronger foreign exchange rates against the U.S. dollar.

Gross revenues from independent agency operations in the second quarter 2018 increased $12.9 million compared to the second quarter 2017. The independent agency remittance rate in the second quarter 2018 remained comparable to the prior year quarter. Agency revenues, net of agency retention, improved 4 percent in the second quarter 2018, compared to the prior year quarter, as we maintain our focus on enhancing customer service and technology connectivity.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended June 30,
	2018	2017	Change

Total revenues	13.7	15.0	(8)%
Pretax loss	(6.4)	(6.3)	(2)%

Second quarter 2018 segment revenues declined $1.3 million compared to the prior year quarter, primarily due to a 23 percent revenue decrease in the valuation services business which was partially offset by a 6 percent increase in the search services business. The segment's pretax results for the second quarter 2018 were comparable to the prior year quarter as a result of lower employee costs, which fully offset the revenue decline for the quarter. The segment's results for the second quarter 2018 and 2017 included approximately $6.3 million and $5.9 million, respectively, of net expenses attributable to parent company and corporate operations.

Expenses
Employee costs for the second quarter 2018 were $146.3 million, or 5 percent higher compared to the prior year quarter. Although average employee counts decreased approximately 6 percent in the second quarter 2018 (primarily related to continued volume declines in our ancillary services and centralized title operations), employee costs increased due to higher commissions and added costs attributed to previous acquisitions in the title segment. As a percentage of total operating revenues, employee costs for the second quarter 2018 were 30.1 percent compared to 29.0 percent in the prior year quarter.

Other operating expenses for the second quarter 2018 decreased 3 percent to $86.0 million from $88.8 million in the second quarter 2017. The decrease was primarily due to lower outside title search expenses and cost of services within our ancillary services business as a result of lower revenues, and reduced costs related to third party outsourcing. As a percentage of total operating revenues, other operating expenses for the second quarter 2018 were 17.7 percent compared to 18.5 percent in the prior year quarter.

Title loss expense for the second quarter 2018 was $18.7 million, a decrease of 24 percent from $24.5 million in the second quarter 2017. Additionally, title losses were 4.0 percent of title revenues in the second quarter 2018 compared to 5.2 percent in the prior year quarter, primarily as a result of our reduced loss provisioning rate due to lower loss experience. As earlier mentioned, during the second quarter 2018, we recorded $4.0 million of policy loss reserve reductions as a result of the actuarial reserve review, while we also incurred charges of $3.9 million related to two ongoing escrow litigation matters. We expect our loss provisioning rate will range between 4.0 to 4.5 percent for the year 2018.

Other
Net cash provided by operations in the second quarter 2018 slightly increased to $36.3 million, compared to net cash provided of $35.7 million in the prior year quarter, primarily due to the higher net income generated in the second quarter 2018.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, and if applicable, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Title revenues:
Direct operations	224,240	231,662	409,752	419,091
Agency operations	247,257	234,407	484,111	467,756
Ancillary services	13,732	15,118	25,563	32,422
Total operating revenues	485,229	481,187	919,426	919,269
Investment income	5,247	4,941	9,951	9,613
Investment and other gains (losses) - net	2,393	(676)	722	(389)
	492,869	485,452	930,099	928,493
Expenses:
Amounts retained by agencies	203,793	192,558	399,000	383,733
Employee costs	146,278	139,346	285,101	279,131
Other operating expenses	85,953	88,786	166,220	167,103
Title losses and related claims	18,697	24,462	37,678	45,163
Depreciation and amortization	6,154	6,441	12,388	12,819
Interest	673	712	1,646	1,529
	461,548	452,305	902,033	889,478
Income before taxes and noncontrolling interests	31,321	33,147	28,066	39,015
Income tax expense	5,602	10,993	4,307	10,850
Net income	25,719	22,154	23,759	28,165
Less net income attributable to noncontrolling interests	3,342	3,586	5,161	5,508
Net income attributable to Stewart	22,377	18,568	18,598	22,657

Net earnings per diluted share attributable to Stewart	0.95	0.79	0.79	0.96
Diluted average shares outstanding (000)	23,625	23,620	23,607	23,613

Selected financial information:
Net cash provided by operations	36,293	35,720	7,367	16,531
Other comprehensive (loss) income	(6,697)	3,465	(16,544)	6,890

Monthly Order Counts:
Opened Orders 2018:	Apr	May	Jun	Total	Closed Orders 2018:	Apr	May	Jun	Total
Commercial	2,725	2,870	2,758	8,353	Commercial	2,170	2,435	2,363	6,968
Purchase	21,658	22,932	21,484	66,074	Purchase	14,921	16,865	17,283	49,069
Refinancing	7,362	7,456	6,797	21,615	Refinancing	4,899	5,050	4,633	14,582
Other	763	893	875	2,531	Other	959	884	693	2,536
Total	32,508	34,151	31,914	98,573	Total	22,949	25,234	24,972	73,155

Opened Orders 2017:	Apr	May	Jun	Total	Closed Orders 2017:	Apr	May	Jun	Total
Commercial	3,205	3,817	3,766	10,788	Commercial	2,385	2,777	3,005	8,167
Purchase	21,461	23,127	23,235	67,823	Purchase	15,225	17,790	19,347	52,362
Refinancing	7,231	7,552	9,400	24,183	Refinancing	4,945	5,209	6,144	16,298
Other	1,522	1,595	1,306	4,423	Other	1,055	1,432	1,648	4,135
Total	33,419	36,091	37,707	107,217	Total	23,610	27,208	30,144	80,962

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS
(In thousands of dollars)

	June 30, 2018 (Unaudited)	December 31, 2017
Assets:
Cash and cash equivalents	121,128	150,079
Short-term investments	23,642	24,463
Investments in debt and equity securities, at fair value	673,333	709,355
Receivables – premiums from agencies	30,242	27,903
Receivables – other	55,847	55,769
Allowance for uncollectible amounts	(4,842)	(5,156)
Property and equipment, net	66,823	67,022
Title plants, at cost	74,237	74,237
Goodwill	242,736	231,428
Intangible assets, net of amortization	11,138	9,734
Deferred tax assets	4,222	4,186
Other assets	59,393	56,866
	1,357,899	1,405,886
Liabilities:
Notes payable	107,657	109,312
Accounts payable and accrued liabilities	94,057	117,740
Estimated title losses	475,460	480,990
Deferred tax liabilities	14,488	19,034
	691,662	727,076
Stockholders' equity:
Common Stock and additional paid-in capital	184,302	184,026
Retained earnings	499,656	491,698
Accumulated other comprehensive loss	(20,983)	(847)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	660,308	672,211
Noncontrolling interests	5,929	6,599
Total stockholders' equity	666,237	678,810
	1,357,899	1,405,886
Number of shares outstanding (000)	23,745	23,720
Book value per share	28.06	28.62

STEWART INFORMATION SERVICES CORPORATION
SEGMENT INFORMATION (Unaudited)
(In thousands of dollars)

Three months ended:	June 30, 2018			June 30, 2017
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	471,497	13,732	485,229	466,045	15,142	481,187
Investment income	5,247	-	5,247	4,941	-	4,941
Investment and other gains (losses) - net	2,381	12	2,393	(537)	(139)	(676)
	479,125	13,744	492,869	470,449	15,003	485,452
Expenses:
Amounts retained by agencies	203,793	-	203,793	192,558	-	192,558
Employee costs	138,145	8,133	146,278	130,197	9,149	139,346
Other operating expenses	75,502	10,451	85,953	78,442	10,344	88,786
Title losses and related claims	18,697	-	18,697	24,462	-	24,462
Depreciation and amortization	5,249	905	6,154	5,321	1,120	6,441
Interest	2	671	673	2	710	712
	441,388	20,160	461,548	430,982	21,323	452,305
Income (loss) before taxes	37,737	(6,416)	31,321	39,467	(6,320)	33,147

Six months ended:	June 30, 2018			June 30, 2017
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	893,863	25,563	919,426	886,760	32,509	919,269
Investment income	9,951	-	9,951	9,613	-	9,613
Investment and other gains (losses) - net	722	-	722	(127)	(262)	(389)
	904,536	25,563	930,099	896,246	32,247	928,493
Expenses:
Amounts retained by agencies	399,000	-	399,000	383,733	-	383,733
Employee costs	269,749	15,352	285,101	258,357	20,774	279,131
Other operating expenses	144,673	21,547	166,220	146,697	20,406	167,103
Title losses and related claims	37,678	-	37,678	45,163	-	45,163
Depreciation and amortization	10,566	1,822	12,388	10,547	2,272	12,819
Interest	8	1,638	1,646	5	1,524	1,529
	861,674	40,359	902,033	844,502	44,976	889,478
Income (loss) before taxes	42,862	(14,796)	28,066	51,744	(12,729)	39,015

Appendix A
Adjusted revenues and adjusted EBITDA

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net investment and other gains and losses and (2) net income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization and adjusted for net investment and other gains and losses and other non-operating costs such as third-party advisory costs (adjusted EBITDA). Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the quarter and six months ended June 30, 2018 and 2017 (dollars in millions).

	Quarter Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change

Revenues	492.9	485.5		930.1	928.5
Less: Investment and other (gains) losses	(2.4)	0.7		(0.7)	0.4
Adjusted revenues	490.5	486.2	1%	929.4	928.9	0%

Net income attributable to Stewart	22.4	18.6		18.6	22.7
Noncontrolling interests	3.3	3.5		5.2	5.5
Income taxes	5.6	11.0		4.3	10.8
Income before taxes and noncontrolling interests	31.3	33.1		28.1	39.0
Other non-operating charges	-	-		2.3	-
Loss reserve adjustments, net	(0.1)	-		(0.1)	-
Investment and other (gains) losses	(2.4)	0.7		(0.7)	0.4
Adjusted income before taxes and noncontrolling interests	28.8	33.8		29.6	39.4
Depreciation and amortization	6.2	6.4		12.4	12.8
Interest expense	0.7	0.7		1.6	1.5

Adjusted EBITDA	35.7	40.9	(13)%	43.6	53.7	(19)%

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations (713) 625-8360